Exhibit 10.61

OMAGINE, INC.

Promissory Note Due December 31, 2017 (the “Note”)

$8,000	September 15, 2017

1. Omagine, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to Jeffrey A. Grossman (the “Lender”) the sum of Eight Thousand United States Dollars ($8,000) [the “Principal Amount”] on December 31, 2017 (the “Maturity Date”), and to pay interest (computed on the basis of a 365-day year) from September 15, 2017 on the unpaid balance of such principal amount from time to time outstanding at the rate of ten percent (10%) per annum, such interest to due and payable on the Maturity Date.

2. Prepayment of Principal. The principal indebtedness represented by this Note may be prepaid at any time in whole or in part, without the consent of the Lender.

3. Default. The entire unpaid principal of this Note shall become and be immediately due and payable upon written demand of the Lender, without any other notice or demand of any kind or any presentment or protest, if any one of the following events (each, an “Event of Default”) shall occur and be continuing at the time of such demand, whether voluntarily or involuntarily, or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body:

(a) If default shall be made in the payment on the Maturity Date of any portion of principal on this Note and if any such default shall remain un-remedied for ten (10) days; or

(b) If the Company (i) makes a composition or an assignment for the benefit of creditors, (ii) applies for, consents to, acquiesces in, or files a petition seeking a reorganization, arrangement with creditors or other remedy, relief or adjudication available to or against a bankrupt, insolvent or debtor under any bankruptcy or insolvency law or any law affecting the rights of creditors generally, or

(c) If an order for relief shall have been entered by a bankruptcy court or if a decree, order or judgment shall have been entered adjudging the Company insolvent, or appointing a receiver, liquidator, custodian or trustee, in bankruptcy or otherwise, for it or for all or a substantial portion of its assets, or approving the winding-up or liquidation of its affairs on the grounds of insolvency or nonpayment of debts, and such order for relief, decree, order or judgment shall remain un-discharged or un-stayed for a period of sixty (60) days; or

(d) If the Company shall fail to perform any covenant, condition or agreement under this Note.

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4. Representations and Warranties. The Company represents and warrants to the Lender that:

(a) the Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in every other jurisdiction where the nature of its business or the location or ownership of its properties requires such qualification;

(b) the Company has the full corporate power and authority to execute and deliver this Note and to perform all of its obligations hereunder, and all necessary corporate action has been taken to execute and deliver this Note and to make the borrowings hereunder;

(c) this Note constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws generally affecting the enforcement of the rights of creditors; and

(d) the execution, delivery and performance by the Company of this Note do not (i) violate any provisions of the Company’s Certificate of Incorporation, bylaws or any contract, agreement, law, regulation, order, decree or writ to which the Company or any of its properties are subject, or (ii) require the consent or approval of any person, entity or authority that has not been obtained, including, without limitation, any regulatory authority or governmental body of the United States of America or any state thereof.

5. Representations and Warranties of the Holder. The Lender hereby represents and warrants to the Company as follows:

(a) The Lender has full power and authority to enter into and perform its obligations under this Note in accordance with its respective terms.

(b) The Lender is an Accredited Investor within the definition set forth in Rule 501(a) of the U.S. Securities Act of 1933, as amended (the “Act”). The Lender is familiar with the Company, its business and its personnel and has adequate net worth and means of providing for its current needs and contingencies.

(c) The Company may take and act in accordance with the written instructions of the Lender with respect to any matter between the parties pursuant to this Note.

6. General.

(a) Successors and Assigns. This Note and the obligations and rights of the Company hereunder shall be binding upon and inure to the benefit of the Company, the Lender, and its respective heirs, successors and permitted assigns.

(b) Recourse. Recourse under this Note shall be to the general unsecured assets of the Company only and in no event to the officers, directors or stockholders of the Company.

(c) Changes. Changes in or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of both the Company and the Lender.

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(d) Currency. All payments shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

(e) Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Company or to the Lender at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

If to the Lender:	If to the Company:
Jeffrey A. Grossman	Omagine, Inc.
35 Rochelle Drive	136 Madison Avenue
New City, NY 10956-5852	5th Floor
New York, NY 10016
Attention: President

(f) Saturdays, Sundays, Holidays. If any date that may at any time be specified in this Note as a date for the making of any payment of the Principal Amount under this Note shall fall on Saturday, Sunday or on a day which in the City of New York, New York in the United States of America shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday or legal holiday therein.

(g) Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York in the United States of America.

(h) Headings. The headings in this Note are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered in its name as of the date first written above.

Omagine, Inc.

By:	/s/ Charles P. Kuczynski
Charles P. Kuczynski
Vice President, Secretary

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